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EXECUTION COPY

AMENDMENT NO. 2
TO TRANSACTION AGREEMENT

        THIS AMENDMENT NO. 2 TO TRANSACTION AGREEMENT (this "Amendment"), dated as of January 16, 2006, between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Boston Scientific"), and ABBOTT LABORATORIES, an Illinois corporation ("Abbott").

        WHEREAS, Boston Scientific and Abbott are parties to that certain Transaction Agreement dated as of January 8, 2006 and amended as of January 16, 2006, pursuant to which Abbott agreed to acquire certain assets and businesses and assume certain liabilities of Guidant contingent upon Boston Scientific's acquisition of Guidant (the "Agreement"); and

        WHEREAS, Boston Scientific and Abbott desire to further amend the Agreement as provided in this Amendment in accordance with Section 11.07 of the Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the promises and mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Amendment to the Agreement. The following new Article VI shall be added to the Agreement, with the existing Articles VI through XI and Sections within such articles being renumbered accordingly:

"ARTICLE VI SHARE PURCHASE

SECTION 6.01. Share Purchase. (a) At the Closing, Abbott shall purchase from Boston Scientific, and Boston Scientific shall issue and sell to Abbott, 56,000,000 shares of common stock, par value $0.01 per share, of Boston Scientific (the "Shares") at a purchase price of $25.00 per Share, for an aggregate purchase price of $1,400,000,000 (the "Aggregate Stock Purchase Price"); provided that if the average of the per share closing prices of Shares on the New York Stock Exchange during the five consecutive trading days ending (and including) the date that is three trading days prior to the date of the Closing is less than $25.00, Abbott shall purchase from Boston Scientific, and Boston Scientific shall issue and sell to Abbott, the number of Shares that is equal to the quotient obtained by dividing $1,400,000,000 by such average per share closing price (the per Share purchase price payable by Abbott or the applicable Purchaser under this Section 6.01(a) being, the "Stock Purchase Price"). In no event shall the number of Shares acquired by Abbott pursuant to this Section 6.01(a) equal or exceed 5% of the number of Shares outstanding immediately following the consummation of the Merger, and, in such event, the Aggregate Stock Purchase Price shall be adjusted accordingly.

        (b)   At the Closing, (i) Abbott shall pay the aggregate Stock Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Boston Scientific to Abbott not fewer than three Business Day prior to the date of the Closing, and (ii) Boston Scientific shall deliver to Abbott stock certificates evidencing the Shares having the legend described in Section 6.03.

SECTION 6.02. Sale Restrictions. (a) Neither Abbott nor any of its Affiliates shall, directly or indirectly, sell, transfer, assign or otherwise dispose of any Shares during the six-month period following the Closing; provided that if the average of the per share closing prices of Shares on the New York Stock Exchange during any consecutive twenty trading days during the six-month period following the Closing is greater than $30.00, Abbott may sell Shares in accordance with Section 6.03 during such six-month period. Neither Abbott nor any of its Affiliates shall, directly or indirectly, during any one-month period following the Closing, sell, transfer, assign or otherwise dispose of a number of Shares that is greater than 8.33% of the Shares acquired by Abbott at the Closing; provided, however, that such restrictions on the ability of Abbott or any of its Affiliates to sell, transfer, assign or otherwise dispose of Shares shall terminate on the date that is eighteen months following the date of the Closing.

The provisions of this Section 6.02(a) may be amended or waived at any time in accordance with Section 12.07.

        (b)   Nothing in Section 6.02(a) shall prevent Abbott from selling any of its Shares in any change of control transaction involving Boston Scientific or from tendering its Shares into any tender offer for the Shares commenced by Boston Scientific or any other Person.

SECTION 6.03. Registration Rights. (a) For purposes of this Section 6.03, "Registrable Stock" means the Shares acquired by Abbott or the applicable Purchaser pursuant to Section 6.01(a) or 6.05 as to which the Registration Statement (as defined in Section 6.03(d)) has not become effective prior to the date of the Closing, and any securities issued or issuable with respect to such Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. Any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold by a Person in a transaction in which the rights of Abbott under this Section 6.03 are not assigned, or (iii) such Registrable Stock is sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act of 1933, as amended (the "Securities Act") without registration under the Securities Act.

        (b)   Each certificate representing shares of Registrable Stock shall, except as otherwise provided in this Section 6.03, be stamped or otherwise imprinted with legends substantially in the following form:

          (i)    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION OF A TRANSACTION AGREEMENT DATED AS OF JANUARY 8, 2006, AS AMENDED, BETWEEN ABBOTT LABORATORIES AND BOSTON SCIENTIFIC CORPORATION."; and

          (ii)   "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

Each certificate representing Shares acquired by Abbott pursuant to this Agreement and covered by the Registration Statement shall, except as otherwise provided in this Section 6.03, be stamped or otherwise imprinted with a legend substantially in the form set forth in clause (i) of this Section 6.03(b).

        (c)   Boston Scientific shall, at the request of Abbott, (i) remove from each certificate evidencing Shares the legend described in Section 6.03(b)(i) at such time as Abbott and its Affiliates own fewer than 8.33% of the Shares acquired by Abbott at the Closing, and (ii) remove from each certificate evidencing Registrable Stock the legend described in Section 6.03(b)(ii) if in the opinion of counsel satisfactory to Boston Scientific Registrable Stock evidenced thereby may be publicly sold without registration under the Securities Act. Boston Scientific shall reasonably cooperate with Abbott to remove the legends described in Section 6.03(b) so as to allow Abbott or its Affiliates to sell, transfer, assign or otherwise dispose of Shares as permitted by Section 6.02.

        (d)   Boston Scientific shall use its reasonable best efforts to file with, and have declared effective by, the Securities and Exchange Commission (the "SEC") on or prior to the date of the Closing a registration statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the issuance of the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement. To the extent such issuance has not been registered pursuant to an effective Registration Statement on or prior to the date of Closing despite the use by Boston Scientific of such efforts, Boston Scientific shall, as promptly as practicable on or following the date of the Closing, file with the SEC a "shelf" registration statement on Form S-3 pursuant to Rule 415 under the Securities Act (the "Shelf Registration") with respect to the Shares issuable by Boston Scientific to Abbott pursuant to this

Agreement, and thereafter shall use its reasonable best efforts to (i) have the Shelf Registration declared effective as soon as reasonably practicable thereafter, and (ii) keep the Shelf Registration continuously effective from the date such Shelf Registration is declared effective until at least the second anniversary of such effective date (the "Effectiveness Period") in order to permit the prospectus forming a part thereof to be usable by Abbott and its Affiliates during such period. Boston Scientific shall use its reasonable best efforts to list the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement on the New York Stock Exchange.

        (e)   Notwithstanding anything to the contrary contained herein, Boston Scientific shall have the right to defer or delay filing the Shelf Registration for a period of not more than 60 days, or suspend sales under the Shelf Registration filed hereunder or defer the updating of such filed Shelf Registration during no more than two periods aggregating not more than 60 days, in the event that Boston Scientific furnishes to Abbott a certificate signed by an authorized officer of Boston Scientific stating that, in the good faith opinion of the Board of Directors of Boston Scientific, such filing, sale or update would interfere with any material transaction then being pursued by Boston Scientific or would otherwise require disclosure of any material event that Boston Scientific would not otherwise be required to disclose; provided, however, that Boston Scientific shall extend the Effectiveness Period by the number of days, if any, during with the registration rights contemplated hereunder are subject to a deferral or suspension as set forth in this Section 6.03(e).

        (f)    Subject to Section 6.03(e), if Boston Scientific files a Shelf Registration pursuant to Section 6.03(d), Boston Scientific shall, as promptly as practicable:

          (i)    supplement or amend the Shelf Registration and the prospectus used in connection therewith (i) as required by the registration form utilized by Boston Scientific or by the instructions applicable to such registration form or by the Securities Act, and (ii) to include in such Shelf Registration any additional securities that become Registrable Stock by operation of the definition thereof;

          (ii)   furnish to Abbott such numbers of copies of the Shelf Registration and the prospectus included therein, including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act, any exhibits filed therewith and such other documents and information as Abbott may reasonably request;

          (iii)  use all reasonable best efforts to register or qualify the Registrable Stock covered by the Shelf Registration under such other securities or Blue Sky Laws of such jurisdiction within the United States as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the Shelf Registration; provided, however, that Boston Scientific shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph 6.03(f)(iii) be obligated to do so; and provided further, that Boston Scientific shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that Abbott or any of its Affiliates submit any Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless Abbott or such Affiliate agrees to do so;

          (iv)  promptly notify Abbott upon becoming aware of the happening of any event as a result of which the prospectus included in such Shelf Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, at the request of Abbott, promptly prepare and furnish to Abbott a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In the event Boston Scientific shall give such notice, Boston Scientific shall extend the Effectiveness Period by the number of days during the period from and including the date of the giving of such notice to the date when Boston Scientific shall make available to Abbott such supplemented or amended prospectus; and

          (v)   enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the Shelf Registration.

        (g)   It shall be a condition precedent to the obligations of Boston Scientific to take any action pursuant to this Section 6.03 that Abbott and its Affiliates shall furnish to Boston Scientific such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as Boston Scientific shall reasonably request and as shall be required in connection with the action to be taken by Boston Scientific hereunder.

        (h)   All expenses incurred in connection with the Registration Statement and Shelf Registration, if any, excluding underwriters' discounts and commissions, but including all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for Boston Scientific, shall be paid by Boston Scientific. Abbott shall bear and pay the underwriting commissions and discounts applicable to Registrable Stock offered for its account and the fees and disbursements of its counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

        (i)    Boston Scientific shall indemnify and hold harmless Abbott and its Affiliates, officers and directors against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in the Registration Statement or the Shelf Registration, as applicable, on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act, or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse Abbott and its Affiliates, officers and directors for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.03(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Boston Scientific (which consent shall not be unreasonably withheld); provided, further, that Boston Scientific shall not be liable to Abbott or its Affiliates, officers or directors in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, Shelf Registration, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Abbott or any of its Affiliates, officers or directors. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Abbott or any of its Affiliates, officers or directors.

        (j)    Abbott shall indemnify and hold harmless Boston Scientific, its Affiliates, officers and directors and each agent and any underwriter for Boston Scientific (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which Boston Scientific or any such Affiliate, officer, director, agent or underwriter may become subject, under the

Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Shelf Registration, as applicable, on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, Shelf Registration, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of Abbott or any of its Affiliates expressly for use in connection with such registration; and Abbott shall reimburse any legal or other expenses reasonably incurred by Boston Scientific or any such Affiliate, officer, director, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.03(j) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Abbott (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Boston Scientific or any of its Affiliates, officers or directors.

        (k)   Promptly after receipt by an indemnified party under Section 6.03(i) or (j), as applicable, of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under Section 6.03(i) or (j), as applicable, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of such indemnified party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party, it being understood that the indemnifying party will control such defense. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in Section 6.03(i) or (j), as applicable, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party (which consent will not be unreasonably withheld), effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

        (l)    To the extent any indemnification by an indemnifying party is prohibited or limited by Law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any indemnifying party be greater in amount than the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6.03(i) or (j) hereof had been available under the circumstances. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.03(l) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.03(l). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 6.04. Loan Prepayment. If, at any time during the term of the loan described in Section 5.10, Abbott or any of its Affiliates sells any Shares, then Abbott and Boston Scientific shall share in the proceeds per share (net of any underwriting discounts and commissions) (the "Net Proceeds") as follows: (a) if the Net Proceeds to Abbott or such Affiliates from any such sales are less than or equal to 110% of the Stock Purchase Price, Abbott shall retain all of such Net Proceeds, (b) if the Net Proceeds to Abbott or such Affiliates from any such sales are greater than 110% but equal to or less than 120% of the Stock Purchase Price, Abbott shall retain the portion of the Net Proceeds equal to 110% of the Stock Purchase Price, and the portion of the Net Proceeds in excess of 110% of the Stock Purchase Price (net of Taxes) shall be immediately applied by Abbott to prepay any amounts then outstanding under the loan in accordance with Section 5.10(b), and (c) if the Net Proceeds to Abbott or such Affiliates from any such sales are greater than 120% of the Stock Purchase Price, Abbott shall retain the portion of the Net Proceeds equal to 110% of the Stock Purchase Price, the portion of the Net Proceeds in excess of 110% but less than or equal to 120% of the Stock Purchase Price (net of Taxes) shall be immediately applied by Abbott to prepay any amounts then outstanding under the loan in accordance with Section 5.10(b), and, with respect to all Net Proceeds in excess of 120% of the Stock Purchase Price, 50% of such excess amount shall be retained by Abbott, and the remaining 50% (net of Taxes) shall be immediately applied by Abbott to prepay any amounts then outstanding under the loan in accordance with Section 5.10(b). Abbott shall notify Boston Scientific in writing within three Business Days of any such sales of Shares by it or any of its Affiliates, and shall include in such notice the number of Shares sold by it or such Affiliates, the selling price for such Shares, and the amount of Taxes payable by Abbott or such Affiliates with respect to such sales, and shall give a third party designated by Boston Scientific and reasonably acceptable to Abbott reasonable access to the books and records of Abbott for purposes of verifying such information.

SECTION 6.05. Interest Reimbursement. On the date that is eighteen months following the Closing Date, Boston Scientific shall issue to Abbott a number of Shares that is equal to the quotient obtained by dividing the Cost of Borrowing (as defined below) by the average of the per share closing prices of Shares on the New York Stock Exchange during the twenty consecutive trading days ending (and including) the date that is five trading days prior to such date. For purposes of this Section 6.05, the "Cost of Borrowing" means Abbott's actual cost of borrowing incurred during the period commencing on the date of the Closing and ending on the eighteen month anniversary of the Closing of the funds used by it or the applicable Purchaser to pay the Aggregate Stock Purchase Price; provided that Boston

Scientific will only be required to reimburse Abbott pursuant to this Section 6.05 with respect to any Cost of Borrowing greater than $10 million and less than or equal to $70 million; provided further that, for purposes of calculating the Cost of Borrowing, the Net Proceeds to Abbott or any of its Affiliates from sales of Shares that are retained by Abbott as described in Section 6.04 shall be deemed to have been applied by Abbott (net of Taxes) to reduce the amount of Abbott's borrowing in respect of the Aggregate Stock Purchase Price. Nothing contained in this Section 6.05 shall require Abbott to make any actual payment with respect to such borrowing. Abbott shall notify Boston Scientific in writing on a quarterly basis following the Closing of its Cost of Borrowing during the immediately preceding quarter, which Cost of Borrowing shall be subject to audit by a third party designated by Boston Scientific and reasonably acceptable to Abbott. Any Shares issued by Boston Scientific pursuant to this Section 6.05 shall bear the legend described in Section 6.03(b)(ii), which shall be removed at the request of Abbott in accordance with Section 6.03(c)(ii)."

SECTION 2. Public Announcement. The provisions contained in Section 12.03 of the Agreement are incorporated by reference in this Amendment as though they were expressly set forth herein.

SECTION 3. Representations and Warranties. (a) Boston Scientific represents and warrants to Abbott as follows:

          (i)    Boston Scientific is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Amendment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Boston Scientific, the performance by Boston Scientific of its obligations hereunder and the consummation by Boston Scientific of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Boston Scientific. This Amendment has been duly executed and delivered by Boston Scientific, and, assuming due authorization, execution and delivery by Abbott, this Amendment is a legal, valid and binding obligation of Boston Scientific, enforceable against it in accordance with its terms.

          (ii)   All Shares issued pursuant to Sections 6.01 and 6.05 shall, when issued, be validly issued, fully paid and nonassessable, and shall be free and clear of any liens, claims, charges and encumbrances other than those imposed as a result of any action by Abbott or any of its Affiliates.

        (b)   Abbott represents and warrants to Boston Scientific as follows: Abbott is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Amendment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Abbott, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Abbott. This Amendment has been duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by Boston Scientific, this Amendment is a legal, valid and binding obligation of Abbott enforceable against it in accordance with its terms.

SECTION 4. Ratification of Agreement. Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Agreement shall refer to the Agreement as amended by this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement.

SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York.

SECTION 6. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

*    *    *    *

        IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION
By:

Name:	Lawrence C. Best
Title:	Executive Vice President, Chief Financial Officer
ABBOTT LABORATORIES
By:

Name:	Richard A. Gonzalez
Title:	President and Chief Operating Officer, Medical Products Group

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AMENDMENT NO. 2 TO TRANSACTION AGREEMENT